Exhibit 99.1

PRESS RELEASE CONTACT: Laura Barton Odyssey Marine Exploration, Inc. laura@odysseymarine.com

Odyssey Marine Exploration Obtains up to $4.2M in Funding

in Two Separate Transactions

TAMPA, Fla., December 12, 2019 (GLOBE NEWSWIRE) — Odyssey Marine Exploration, Inc. (NASDAQ:OMEX), a pioneer in the field of deep-ocean exploration, has obtained commitments for up to $4.2 million in funding under two separate arrangements.

On December 6, 2019, Odyssey executed an agreement with a group representing existing shareholders to provide up to $2 million in funding as an advance against a portion of multi-million-dollar payment Odyssey expects to receive within the next six months. This payment is related to a previously completed shipwreck project. The group provided $539,000 in funding to Odyssey on December 10, 2019.

In addition, a term sheet has been executed and definitive agreements are being drafted with the group that has already committed up to $6.5 million in non-recourse legal funding for the NAFTA action for up to an additional $2.2 million. Given the significant management time and internal resources devoted to the NAFTA case, the funder has agreed that this additional tranche of funding may be used for Odyssey’s internal expenses directly related to support of the arbitration.

“A group of existing shareholders presented us an opportunity to factor a portion of an expected payment to Odyssey,” said Mark Gordon, Odyssey Chief Executive Officer and Chairman of the Board. “At about the same time, the group responsible for the legal funding of our NAFTA action has agreed to provide up to an additional $2.2 million pursuant to terms similar to the current NAFTA legal funding.

“We appreciate the support of these groups who are intimately familiar with the Odyssey team, business plan and mid- to long-term outlook for the company. These two deals provide the capital needed to advance our overall business plan and to execute the initial phases of onsite operations on our Lihir Offshore Gold project in the first half or 2020. Geological and environmental surveys will be conducted to aid in the production of a 43-101/JORC compliant resource estimate and environmental impact assessment.”

The first agreement is a non-interest-bearing six-month loan of up to $2.0 million. When the expected factored payment is received by Odyssey, Odyssey is obligated to repay the lender the amount outstanding plus a 55% factoring fee. The loans will be convertible at the lender’s option at an initial conversion rate of $5 per share of Odyssey common stock, subject to adjustment and otherwise in accordance with the purchase agreement.

The other funding arrangement for up to $2.2 million will follow substantially the same terms as the current NAFTA legal funding, except there will be an option to convert this additional amount into Odyssey stock at current market prices. A deposit of $500,000 has been received toward this amount.

About Odyssey Marine Exploration

Odyssey Marine Exploration, Inc. (Nasdaq:OMEX) is engaged in deep-ocean exploration using innovative methods and state-of-the-art technology to provide access to critical resources worldwide. Our core focus is the discovery, development and extraction of deep-ocean minerals. Odyssey also provides marine services for private clients and governments. For additional details, please visit www.odysseymarine.com.

Forward Looking Information

Odyssey Marine Exploration believes the information set forth in this Press Release may include “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. Certain factors that could cause results to differ materially from those projected in the forward-looking statements are set forth in “Risk Factors” in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, which was filed with the Securities and Exchange Commission on April 1, 2019. The financial and operating projections as well as estimates of mining assets are based solely on the assumptions developed by Odyssey that it believes are reasonable based upon information available to Odyssey as of the date of this release. All projections and estimates are subject to material uncertainties and should not be viewed as a prediction or an assurance of actual future performance. The validity and accuracy of Odyssey’s projections will depend upon unpredictable future events, many of which are beyond Odyssey’s control and, accordingly, no assurance can be given that Odyssey’s assumptions will prove true or that its projected results will be achieved.

Cautionary Note to U.S. Investors

The U.S. Securities and Exchange Commission (SEC) permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this press release, such as “measured”, “indicated,” “inferred” and “resources,” which the SEC guidelines strictly prohibit us from including in our filings with the SEC. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. U.S. investors are cautioned not to assume that part or all of the inferred mineral resource exists, or is economically or legally mineable, and are urged to consider closely the disclosures in our Form 10-K which may be secured from us or from the SEC’s website at http://www.sec.gov/edgar.shtml.